CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Celsion Corporation

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 to be filed on September 28, 2018 by Celsion Corporation, of our report dated March 24, 2017 with respect to the consolidated financial statements of Celsion Corporation as of and for the year ended December 31, 2016, which report appears in Celsion Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Dixon Hughes Goodman LLP

Baltimore, Maryland

September 28, 2018